     As filed with the Securities and Exchange Commission on April 1, 1999
                                                     Registration No.333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   --------

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   --------

                          Mutual Risk Management Ltd.
            (Exact name of registrant as specified in its charter)

                                   --------

                    Bermuda                                  N/A
(State or Other Jurisdiction of Incorporation) (I.R.S. Employer Identification
                                                           Number)
                               44 Church Street
                            Hamilton, Bermuda HM 12
                                (441) 295-5688
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                   --------

                               John Kessock, Jr.
                     c\o Commonwealth Risk Services, L.P.
                               One Logan Square
                                  Suite 1500
                            Philadelphia, PA 19103
                                (215) 963-1600
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:

                              Richard E. O'Brien                             Peter O. Clauss, Esquire
           Senior Vice President, General Counsel & Secretary               Matthew A. Woodward, Esquire
                       Mutual Risk Management Ltd.                              Pepper Hamilton LLP
                         44 Church Street                                       3000 Two Logan Square
                        Hamilton, Bermuda HM 12                                   18th & Arch Streets
                         (441) 295-5688                                         Philadelphia, PA  19103
                                                                                 (215) 981-4000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the box. [ ]

                        Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

Title of  securities to      Amount to be     Proposed maximum                   Proposed maximum                 Amount of
be registered                registered       offering price per Share/(1)/      aggregate offering price         registration fee
------------------------------------------------------------------------------------------------------------------------------------

Common Shares                1,895,947         $39.15625                           $74,238,175.00                 $20,639
------------------------------------------------------------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457 under the Securities Act of 1933 solely for purposes of calculating the registration fee based on the average of the high and low prices of the Common Shares on the New York Stock Exchange composite tape on March 26, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             SUBJECT TO COMPLETION
                             DATED APRIL 1, 1999
PROSPECTUS

                          Mutual Risk Management Ltd.
                            1,895,947 Common Shares
                            ----------------------

         THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE 3 IN DETERMINING WHETHER TO PURCHASE THE MUTUAL RISK MANAGEMENT LTD. COMMON SHARES.

         These Common Shares are being offered by certain selling securityholders, identified in this prospectus. We issued the Common Shares, or reserved the Common Shares for issuance, to the selling securityholders in connection with an acquisition of IAS Holdings Ltd., H & H Reinsurance Brokers Ltd., and Hurst Holme Insurance Company, Inc. on November 4, 1998 and an acquisition of Captive Resources, Inc. on March 1, 1999. The selling securityholders may sell these Common Shares from time to time on terms to be determined at the time of sale by the selling securityholders.

         Our Common Shares are listed on the New York Stock Exchange under the symbol "MM" and the closing price of the Common Shares as reported on the New York Composite Tape on March 26, 1999 was $39.6875 per share.

         We will pay the expenses of this offering and will not receive any proceeds from the sale of the Common Shares offered in this Prospectus.

         We urge you to carefully read this Prospectus, which will describe the specific terms of the offering, before you make your investment decision.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ----------------------------

                  The date of this Prospectus is April   , 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, our registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's website on the Internet's World Wide Web, located at http://www.sec.gov. This Registration Statement, including all exhibits thereto, has been filed with the Commission through EDGAR. We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to those documents (unless those exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such copies should be directed to the Secretary, Mutual Risk Management Ltd., 44 Church Street, Hamilton HM 12, Bermuda (441) 295-5688.

         Our Common Shares trade on the New York Stock Exchange under the symbol "MM." Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10004.


                     INFORMATION INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (a) Our Annual Report on Form 10-K for the year ended December 31,
             1998;

         (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         (c) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

         (d) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

         (e) The description of the Common Shares contained in our Registration Statement on Form 8-A dated May 14, 1991 as declared effective by the Commission on June 25, 1991, including any amendments or reports filed for the purposes of updating such description; and

         (f) All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the respective dates of filing of those documents.


                       ENFORCEMENT OF CIVIL LIABILITIES

         We are organized under the laws of Bermuda and certain of our directors and officers, and certain of the experts named in this Prospectus reside outside of the United States. Moreover, a substantial portion of our assets are located outside of the United States. Consequently, it may not be possible to effect service of process on those persons or entities within the United States or to enforce against any of them judgments of courts in the United States based on the civil liability provisions of the federal securities laws of the United States. We have been informed by Conyers Dill & Pearman, our legal advisor in Bermuda, that the United States and Bermuda do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. A final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Bermuda. A Bermuda court may impose civil liability on us, or our directors or officers who reside in Bermuda, in a suit brought in The Supreme Court of Bermuda against us or such persons with respect to a violation of federal securities law, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.


                                  THE COMPANY

         We provide risk management services to clients seeking alternatives to traditional commercial insurance, especially for workers' compensation. In 1998, this business represented approximately 57% of our fee income. Risk management involves a process of analyzing loss exposures and developing risk financing methods to reduce exposure to loss and to control associated costs. The use of these loss financing methods in place of traditional insurance has become known as "the alternative market." The alternative market involves clients participating in a significant amount of their loss exposure and transferring only the unpredictable excess risk to insurers. The benefits of such alternative market techniques typically include:

         o        lower and more stable costs;

         o        greater control over the client's risk management program; and

         o an increased emphasis within the client's organization on loss prevention and loss control.

         Our principal source of profits is fees received for the various services provided to our clients in connection with our risk management programs. In a typical program, these fees total between 11% and 13% of the client's premium. The structure of our programs places most of the underwriting risk with our client. For regulatory and other reasons, however, we are required to assume a limited amount of risk. We seek to limit this risk to the minimum level feasible. This approach to risk distinguishes us from typical property/casualty companies which assume significant levels of underwriting risk as part of their business. We do not seek to earn income from underwriting risk, but rather from fees for services provided. We market our services exclusively to retail insurance brokers and consultants representing clients.

         We were incorporated in 1977. We have participated in the growth of the alternative market since 1980 when we established our rent-a-captive program known as the Insurance Profit Center Program (the "IPC Program"). We are incorporated and based in Bermuda, the leading worldwide domicile for captive insurance companies. We operate through subsidiaries in the United States, Bermuda, Barbados, the Cayman Islands and Europe. Our principal executive offices are located at 44 Church Street, Hamilton HM 12, Bermuda and our telephone number is (441) 295-5688.


                                 RISK FACTORS

         You should carefully consider the risks described below regarding MRM and the Common Shares. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties. If any of the following risks actually occur, our business, financial condition or results of operations could materially be affected. In such case, the trading price of the Common Shares could decline significantly.

We face significant competition from other insurance companies.

         Our products and services compete with the products and services offered by other insurance providers both in the alternative and the traditional insurance markets. Specifically, we compete against self-insurance plans, captive insurance companies managed by others and a variety of risk financing insurance policies. We face significant competition in marketing the IPC Program from other risk management programs offered by U.S. insurance companies and from large insurance companies and brokers. Many competitive products are offered by companies with significantly greater resources than we have. Our competitive position is based, among other factors, on:

         o        the quality of our services;

         o        our capital position;

         o        our independence from any major insurance company or broker;
                  and

         o        effective pricing.

         Beginning in 1993, competition increased significantly in certain important workers' compensation markets, particularly California, due to certain legislative reforms. This heightened level of competition has persisted through the current period. Increased competition has lowered premium rates throughout the industry, and this in turn reduces the fee revenue generated by each individual program. Increased competition also makes sales and renewals of programs more difficult. A continuation of the current level of competition or its extension into additional markets or states could adversely affect our financial position and results of operations.


Our loss reserves may not be adequate.

         We are required to maintain loss reserves. These reserves provide capital to cover our estimated ultimate liability losses and loss adjustment expenses for both reported and unreported claims incurred. We believe that our reserves are adequate to meet these objectives. Nevertheless, establishment of appropriate reserves is an inherently uncertain process and we cannot be certain that ultimate losses will not exceed these loss reserves.


We rely on the availability of reinsurance.

         A significant feature of our programs is the utilization of reinsurance, including aggregate excess reinsurance, to transfer all or a portion of risk not retained by the insured. We currently obtain such reinsurance from a small number of reinsurance companies. Changing market conditions or other factors beyond our control may, in the future, reduce or eliminate the availability of this reinsurance. A lack of available reinsurance could adversely affect the marketing of our programs or force us to retain all or a part of the risk which cannot be reinsured. In the event any or all of a client's risk were not able to be reinsured and we were required to pay claims with respect to such risk and were unable to recover the amount of such claims from the client, our financial condition and results of operations could be adversely impacted.

         We have, in the normal course of operating our programs, placed significant amounts of reinsurance for risks in excess of the client's chosen retention with a variety of reinsurance companies. Failure of a reinsurer could result in significant losses as we would remain ultimately liable for the losses not covered by such a reinsurer. The client's chosen retention, which is reinsured either by one of the our foreign insurance subsidiaries (the "IPC Companies") or by the client's captive insurance company, is generally also supported by letters of credit. In addition, we rely extensively on letters of credit issued or confirmed by a bank which is a member of the U.S. Federal Reserve System to secure a portion of the client's obligation to reimburse us for losses on a program. The failure of a bank to honor its letter of credit or the inability of a client to honor its uncollateralized reimbursement obligation could adversely affect us.

         It is our policy that our insurance company subsidiaries avoid taking significant insurance underwriting risk. However, some risk is assumed by these companies in connection with their limited participation in our excess reinsurance programs. These subsidiaries could also incur losses if claims on a policy exceeded the amount of reinsurance coverage. We believe that adequate reserves and reinsurance have been provided on risks assumed to date. However, the actual liability may be greater or less than the amount for which we have provided. Any such liability will be recorded in the period in which it becomes known.


We rely on favorable tax treatment of our programs.

         The competitive position of our IPC Program could be materially affected by the tax treatment of the program and competing programs. Such tax treatment has not been clear in recent years and varies significantly with the circumstances of each IPC Program participant as is true for competing products. A determination that a significant portion of the IPC Program participants are not entitled to deduct the premiums paid without a similar determination as to competing products could adversely affect the marketability of the IPC Program.

         In the event that we are deemed to be a "Passive Foreign Investment Company," any gain realized by a U.S. person on the sale of Common Shares will be taxed, for U.S. federal income tax purposes, at ordinary income rates, not the capital gain rates. Also, if we are a Passive Foreign Investment Company, when a U.S. person sells Common Shares, or receives an extraordinary dividend on the Common Shares, the U.S. person will be required to pay an interest charge on the income realized. If we are a Passive Foreign Investment Company, a U.S. person may make certain elections on his or her tax return to reduce the increased tax costs described in the prior two sentences. We do not believe we are a Passive Foreign Investment Company now, but we cannot guarantee that we will not become one. Whether or not we are a Passive Foreign Investment Company, if we are classified or become classified as a "Controlled Foreign Corporation," a U. S. person that owns directly or indirectly 10% or more of our voting shares will be required to include in his or her gross income his or her pro rata share of certain income of MRM, whether or not such income is actually distributed to such U.S. shareholder.


We are subject to extensive regulation by the states in which we operate.

         Our licensed U.S. insurance subsidiaries, including Legion Insurance Company, Legion Indemnity Ltd. and Villanova Insurance Company (collectively, "Legion" or the "Legion Companies"), are subject to state laws regulating insurance holding companies. Under these laws, state insurance departments may examine Legion at any time, require disclosure of material transactions by the holding company and require prior approval of certain "extraordinary" transactions. Such "extraordinary" transactions include declaring dividends from the insurance subsidiary to MRM or purchases of certain amounts of the insurance subsidiary's capital stock. These laws also generally require approval of changes of control which are usually triggered by the direct or indirect acquisition of 10% or more of the insurer.

         State insurance departments have broad regulatory, supervisory and administrative powers. These powers relate primarily to:

         o        the standards of solvency which we must meet and maintain;

         o        the licensing of insurers and their agents;

         o        the approval of rates and forms and policies used;

         o        the nature of, and limitations on, insurers' investments;

         o the form and content of periodic and other reports required to be filed; and

         o the establishment of reserves required to be maintained for unearned premiums, losses and loss expenses or other purposes.

         Most states require all admitted insurance companies to participate in their respective guaranty funds, which cover certain claims against insolvent insurers. Solvent insurers licensed in such states are required to cover the losses paid on behalf of insolvent insurers by the guaranty funds and are generally subject to annual assessments in that state by the guaranty fund to cover such losses. Certain states also require licensed insurance companies to participate in assigned risk plans which provide coverage for workers' compensation, automobile insurance and other lines for insureds which, for various reasons, cannot otherwise obtain insurance in the open market. This participation may take the form of reinsuring a portion of a pool of such policies, or the direct issuance of policies to insureds. Generally, Legion participates as a pool reinsurer, or assigns to other companies the direct policy issuance obligations. The calculation of an insurer's participation in such plans is usually based on the amount of premium for that type of coverage that was written by the insurer on a voluntary basis in a prior year. Assigned risk pools tend to produce losses, which result in assessments to insurers writing the same lines on a voluntary basis. Legion also pays a fee to carriers assuming Legion's direct policy issuance obligations. For each program Legion writes, Legion estimates the amount of assigned risk and guaranty fund assessments that Legion will incur as a result of having written that program. If that estimate proves to be inadequate, Legion is entitled under its reinsurance agreements with the IPC Companies to recover from the reinsurer the amount of such assessments in excess of the estimate. The IPC Companies then are entitled under the terms of agreements with clients to recover this excess from the client. However, the IPC Companies are generally only able to collateralize this obligation up to the amount of the estimated assessments. If Legion were required to pay assessments and could not recover the amount of such assessments from clients or pursuant to existing collateral arrangements, our financial condition and results of operations could be adversely impacted.

         The National Association of Insurance Commissioners ("NAIC") has established the Insurance Regulatory Information System ("IRIS") to assist state insurance departments in their regulation and oversight of insurance companies domiciled or operating in their respective states. IRIS established a set of twelve financial ratios and specifies "unusual values" for each ratio. Companies reporting four or more unusual values on the IRIS ratios may expect inquiries from individual state insurance commissioners concerning specific aspects of the insurer's financial position. As of December 31, 1998, Legion Insurance Company had two unusual values - "Agent's Balances to Surplus" and "Liabilities to Liquid Assets." The Agent's Balance to Surplus is related to premium growth on program business. The Liabilities to Liquid Asset value is the direct result of receiving $75 million in premium prior to receiving policy level detail to record the written premium. This inflates the ratio as it represents funds awaiting application to actual policies. Legion Indemnity had one unusual value for "Agent's Balances to Surplus" for the reasons mentioned above. Villanova Insurance Company had no unusual values.

We depend on certain of our key employees.

         We are dependent upon the ability and experience of our executive officers and other key employees. The loss of the services of one or more of our executive officers could have a material adverse impact on our business and future operations.

We are subject to legal proceedings.

         We are a party to various lawsuits generally arising in the normal course of our business. We do not believe that the eventual outcome of any such suits will have a material effect on our financial condition.

We may be adversely affected by Year 2000 computer problems.

         Many currently installed computer systems and software products use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not "Year 2000" compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction. As a result, during the next year, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

         We began assessing the impact of the Year 2000 on its computer hardware and software systems in 1997. Certain systems have been identified for replacement before year-end 1999 due to normal business requirements. The replacement systems will be assessed for Year 2000-related problems. Remediation is expected to continue through the end of the 1999 third quarter at a cost that is not expected to be material to us. Currently, we have inventoried and we are conducting a review of all such systems. As of December 31, 1998, our historical Year 2000 remediation costs have not been material. Our lack of legacy systems is fortunate, most of our applications are PC databases, some networked but most from a programming stand point, easily corrected. We have not identified any hardware or software computer system within the Company with a significant Year 2000 compliance problem that is expected to have a materially adverse effect on our financial condition or results of operations. As we regularly update our hardware and software, the pure additional cost for Year 2000 compliance should not be material.

         We continue to assess the Year 2000 compliance of our critical business operations and products that could potentially be affected by the Year 2000 problem. The purpose of this review is to determine what impact, if any, the Year 2000 issue may have on us and our significant customers, suppliers, and others, and whether that impact will be material to our financial condition or results of operations. We are in the process of contacting critical customers, reinsurance intermediaries, managing general agents, suppliers, and others to determine the nature and extent of their Year 2000 compliance efforts and to assess whether their failure to resolve their own Year 2000 issues would have a material adverse affect on our financial condition or results of operations. Based on these assessments, we will take such further action as is appropriate including, but not limited to, the development of contingency plans.

         In addition, our financial condition or results of operations may be materially affected by the "Year 2000" problems of third parties depending on a variety of factors including, but not limited to:

         o whether these third parties can resolve their own "Year 2000" issues;

         o whether their remediated systems remain compatible with our systems; and

         o the nature and extent to which our systems may be affected by the third party's non-compliant systems.

         Significant failures of certain essential services including, but not limited to, the telecommunications, utility, banking, securities, and transportation industries, due to their own "Year 2000" problems are generally beyond our control and could have an adverse material impact on our financial condition or results of operations.


                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Common Shares offered in this Prospectus.


                            SELLING SECURITYHOLDERS

         The following table sets forth information with respect to the beneficial ownership of the Common Shares by the selling securityholders as of the date of this Prospectus.

                                                                               Beneficial Ownership
                         Number of Shares                                         After Offering
                           Beneficially                              ----------------------------------------------
                          Owned Prior to         Number of Shares     Number of                Percent of Class (if
Name                       Registration             Registered          Shares                 Greater than 1%) (1)
----                      --------------            ----------        ----------              ---------------------
Shalfleet Ltd.               488,508                   488,508          488,508                       1.17%

Monterery Limited            115,838                   115,838          115,838                         --

David Pickering               91,537                    91,537           91,537                         --

Terence Power                141,298                   141,298          141,298                         --

                                                                               Beneficial Ownership
                         Number of Shares                                         After Offering
                           Beneficially                              ----------------------------------------------
                          Owned Prior to         Number of Shares     Number of                Percent of Class (if
Name                       Registration             Registered          Shares                 Greater than 1%) (1)
----                      --------------            ----------        ----------              ---------------------
George Rusu                  518,795                   518,795          518,795                       1.25%

KVH Family Trust             539,971                   539,971          539,971                       1.30%

(1) Based on the 41,645,987 issued and outstanding Common Shares as of February 26, 1999.

Shalfleet Ltd., Monterey Limited, David Pickering and Terence Power received their Common Shares in connection with the acquisition of IAS Holdings Ltd., H & H Reinsurance Brokers Ltd., and Hurst Holme Insurance Company that was consummated on November 4, 1998. George Rusu and the KVH Family Trust received their Common Shares in connection with the merger and acquisition of Captive Resources, Inc. that was consummated on March 1, 1999.

                             PLAN OF DISTRIBUTION

         Any and all of the Common Shares offered in this Prospectus may be sold from time to time to purchasers directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer the Common Shares through brokers, underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of Common Shares for whom they may act as agent. The selling securityholders and any such underwriters, dealers or agents that participate in the distribution of the Common Shares may be deemed to be underwriters, and any profit on the sale of Common Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The Common Shares may be sold at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling securityholders, or by agreement between the selling securityholders and underwriters or dealers.

         At the time a particular offer of Common Shares is made, to the extent required, a Prospectus Supplement will be prepared by MRM based on information provided by the selling securityholders which will set forth the number of shares of Common Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

         In order to comply with certain states' securities laws, if applicable, the Common Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Shares may not be sold unless the Common Shares has been registered or qualified for sale in such state or an exemption from registration or qualification is available and such sale is made in compliance with the exemption.


                                 LEGAL MATTERS

         The validity of the Common Shares being offered hereby will be passed upon for MRM by Messrs. Conyers Dill & Pearman of Hamilton, Bermuda. David J. Doyle, who is an attorney with this firm, is a director of MRM.


                                    EXPERTS

         Ernst & Young, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

================================================================================
You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as any date other than the date on the front of this Prospectus.


                              -------------------


                               TABLE OF CONTENTS



                                                               Page
                                                               ----
Where You Can Find More Information............................  2
Information Incorporated by Reference..........................  2
Enforcement of Civil Liabilities...............................  2
The Company....................................................  3
Risk Factors...................................................  3
Use of Proceeds ...............................................  7
Selling Securityholders........................................  7
Plan of Distribution...........................................  8
Legal Matters..................................................  8
Experts........................................................  8


================================================================================


                          MUTUAL RISK MANAGEMENT LTD.



                                ---------------
                                  PROSPECTUS
                                ---------------





                                April ___, 1999




================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

         The estimated expenses of the issuance and distribution, all of which are payable by MRM are as follows:


         SEC Registration Fee                        $20,639.00*
         Legal Fees and Expenses                       5,000.00
         Accounting Fees and Expenses                  2,000.00
         Printing Expenses                                    0
         Miscellaneous Expenses                        1,000.00
                    Total                            $28,639.00**
------------
 *Actual
**Estimated

Item 15.          Indemnification of Directors and Officers.

         Our Bye-Laws provide that we shall indemnify, subject to the proviso below, every director, officer of MRM and member of a committee thereof out of the funds of MRM against all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, officer or committee member and any person acting as a director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election provided always that the indemnity contained by the Bye-Laws shall not extend to any matter which would render it void pursuant to the Bermuda Companies Acts. To the extent that any director, officer or member of a committee duly constituted under the Bye-Laws is entitled to claim an indemnity pursuant to the Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of MRM to reimburse the person making such payment or effecting such discharge. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by MRM in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of a director or officer to repay such amount, unless it shall be ultimately determined that he is entitled to be indemnified by MRM as authorized in the Bye-Laws or otherwise pursuant to applicable laws.

Item 16.          Exhibits

Exhibit No.             Description

   5            Opinion of  Conyers Dill & Pearman.
   23.1         Consents and Report of Ernst & Young.
   23.2         Consent of  Conyers Dill & Pearman (contained in Exhibit 5).
   24           Power of Attorney (included on the signature pages of this
                Registration Statement).
-----------------

Item 17.          Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (i) (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                      (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on April 17,1999.


                                      MUTUAL RISK MANAGEMENT LTD.


                                      By: /s/Robert A. Mulderig
                                          --------------------------------
                                          Robert A. Mulderig
                                          Chairman and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. O'Brien his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                   Title                                       Date
---------                                   -----                                       ----
/s/Robert A. Mulderig               Chairman and Chief Executive Officer                March 17, 1999
-------------------------------      (Principal Executive Officer)
Robert A. Mulderig

/s/John Kessock, Jr.
-------------------------------     President, Director and Authorized                  March 17, 1999
John Kessock, Jr.                           U.S. Representative


/s/Richard G. Turner
-------------------------------
Richard G. Turner                   Executive Vice President and Director               March 17, 1999


/s/Glenn R. Partridge
-------------------------------
Glenn R. Partridge                  Executive Vice President and Director               March 17, 1999

Signature                                   Title                                       Date
---------                                   -----                                       ----
/s/James C. Kelly
-------------------------------     Chief Financial Officer
James C. Kelly                         (Principal Financial and Accounting Officer)     March 17, 1999


/s/Roger E. Dailey
-------------------------------
Roger E. Dailey                     Director                                            March 17, 1999


/s/David J. Doyle
-------------------------------
David J. Doyle                      Director                                            March 17, 1999


/s/Arthur E. Engel
-------------------------------
Arthur E. Engel                     Director                                            March 17, 1999


/s/Allan W. Fulkerson
-------------------------------
Allan W. Fulkerson                  Director                                            March 17, 1999


/s/William F. Galtney, Jr.
-------------------------------
William F. Galtney, Jr.             Director                                            March 17, 1999


/s/Beverly H. Patrick
-------------------------------
Beverly H. Patrick                  Director                                            March 17, 1999


/s/Jerry S. Rosenbloom
-------------------------------
Jerry S. Rosenbloom                 Director                                            March 17, 1999


/s/Joseph D. Sargent
-------------------------------
Joseph D. Sargent                   Director                                            March 17, 1999


/s/Norman L. Rosenthal
-------------------------------
Norman L. Rosenthal                 Director                                            March 17, 1999

                               Index of Exhibits


Exhibit No.                 Description

    5            Opinion of  Conyers Dill & Pearman.

    23.1         Consent of Ernst & Young.

    23.2         Consent of Conyers Dill & Pearman (contained in Exhibit 5).